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                                                                      EXHIBIT 12

                            PRIME HOSPITALITY CORP.
                          STATEMENT RE: COMPUTATION OF
                     THE RATIO OF EARNINGS TO FIXED CHARGES
                              (S-K SECTION 503(D))

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                                                PRE-REORGANIZATION                           POST REORGANIZATION
                                   ----------------------------------------------------------------------------------------
                                                                               FOR THE
                                                                      -------------------------
                                                                      ONE MONTH    FIVE MONTHS    FOR THE YEAR   FOR THE YEAR
                                     FOR THE YEAR ENDED JUNE 30,        ENDED         ENDED          ENDED          ENDED
                                   --------------------------------    JULY 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     1990        1991        1992        1992          1992           1993           1994
                                   ---------   ---------   --------   ----------   ------------   ------------   ------------
                                              (DOLLARS IN THOUSANDS)
Computation of earnings:
Pre-tax income (loss) from
  continuing operation...........  $(290,392)  $(260,456)  $(70,965)   $(10,274)     $  2,321       $ 13,856       $ 30,430
Less:
  Interest Capitalized...........         --          --         --          --            --             --            836
Total earnings...................  $(290,392)  $(260,456)  $(70,965)   $(10,274)     $  2,321       $ 13,856       $ 29,594
                                   ==========  ==========  =========  ===========  ============   ============   ============
Computation of fixed charges:
  For interest...................  $  56,811   $  19,331   $  8,245    $    779      $  7,718       $ 16,116       $ 13,993
  For capitalized interest.......                                                                                       836
  For interest on rentals........     17,855       8,091      2,540         189           703          1,924          1,826
                                   ---------   ---------   --------   ----------   ------------   ------------   ------------
Total fixed charges..............  $  74,666   $  27,422   $ 10,785    $    968      $  8,421       $ 18,040       $ 16,655
                                   ==========  ==========  =========  ===========  ============   ============   ============
Total earnings and fixed
  charges........................  $(215,726)  $(233,034)  $(60,180)   $ (9,306)     $ 10,742       $ 31,896       $ 46,249
                                   ==========  ==========  =========  ===========  ============   ============   ============
Ratio............................         --          --         --          --          1.28           1.77           2.78
                                   ==========  ==========  =========  ===========  ============   ============   ============
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